Exhibit 99.1
FOR IMMEDIATE RELEASE:

ABMC COMPLETES SERIES A DEBENTURE OFFERING

KINDERHOOK, NY, August 18, 2008 - American Bio Medica Corporation (NASDAQ: ABMC) announced today that it has successfully completed its previously disclosed private placement of Series A Debentures. ABMC has accepted subscriptions representing a principal amount of $750,000 in Series A Debentures (before deducting fees and expenses related to the placement).

The Debentures will accrue interest at an annual rate of 10% and mature on August 1, 2012. The payment of principal and interest on the Debentures is subordinate and junior in right of payment to all senior obligations of ABMC. Holders of the Debentures have a right of conversion of the principal amount of the Debentures into shares of the common stock of the Company at a conversion rate of approximately $0.75 per share, which is a premium of 80% over ABMC’s closing stock price of $0.40 on August 1, 2008.

ABMC Chief Executive Officer stated, “We are pleased with the participation in this offering especially under current market conditions, and we appreciate the confidence investors have shown in ABMC. The net proceeds received under this offering will be used for working capital and will strengthen the Company’s financial position.”

The debt offering was made solely to accredited investors and the securities to be issued in this transaction were sold pursuant to an exemption from registration afforded by Rule 506 under Regulation D under the U.S. Securities Act of 1933, as amended, and/or Section 4(2) of the 1933 Act. This notice does not constitute an offer to sell the debentures, nor a solicitation for an offer to purchase the debentures. Further, this press release shall not constitute any offer, solicitation or sale of any debentures in any jurisdiction in which such offering sold would be unlawful.

For more information on American Bio Medica Corporation or its products, please visit www.abmc.com.

About American Bio Medica Corporation

American Bio Medica Corporation is a biotechnology company that develops, manufactures and markets accurate, cost-effective immunoassay diagnostic test kits, including some of the world’s most effective point of collection tests for drugs of abuse. The Company and its worldwide distribution network target the workplace, government, corrections, clinical and educational markets. ABMC’s Rapid Drug Screen®, Rapid One®, Rapid TEC®, RDS® InCup®, Rapid TOX® and Rapid TOX Cup® products test for the presence or absence of drugs of abuse in urine, while OralStat® and Rapid STAT™ tests for the presence or absence of drugs of abuse in oral fluids. ABMC’s Rapid Reader® is a compact, portable device that, when connected to any computer, interprets the results of an ABMC drug screen, and sends the results to a data management system, enabling the test administrator to easily manage their drug testing program.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, the following: continued acceptance of the Company's products, increased levels of competition in our industry, the acceptance of new products, inherent risks associated with product development, regulatory approvals and intellectual property rights, the Company’s dependence on key personnel, third party sales and suppliers. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled "Risk Factors" in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2007, and quarterly reports on Form 10-QSB on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.
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